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                                                                  Exhibit (a)(4)

  Letter from the Dealer Manger to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees.
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                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK

            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                      OF

                         STEEL OF WEST VIRGINIA, INC.

                                      AT

                             $10.75 NET PER SHARE

                                      BY

                            SWVA ACQUISITION, INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                      ROANOKE ELECTRIC STEEL CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.


                                                              November 17, 1998

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by SWVA Acquisition, Inc., a Virginia corporation (the "Purchaser"), and a wholly owned subsidiary of Roanoke Electric Steel Corporation, a Virginia corporation (the "Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $0.01 per share ("Shares"), of Steel of West Virginia, Inc., a Delaware corporation (the "Company") and the associated rights to purchase Common Stock of the Company (the "Rights") issued pursuant to the Rights Agreement dated as of March 19, 1997, between the Company and Continental Stock Transfer and Trust Company, as Rights Agent, as amended on November 10, 1998, at a purchase price of $10.75 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 17, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer") enclosed herewith. Unless the context otherwise requires, all references herein to Shares include the associated Rights. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  Enclosed herewith for your information and for forwarding to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

    1. The Offer to Purchase, dated November 17, 1998.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

    3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to First Union National Bank (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

    4. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.
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    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to the Depositary.

  Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights expire at 12:00 midnight, Eastern Standard Time, on Tuesday, December 15, 1998, unless the Offer is extended. The Offer is conditioned upon, among other things, Shares representing more than 50% of the voting power (determined on a fully-diluted basis) of all securities of the Company entitled to vote generally in the election of directors or in a merger being validly tendered and not properly withdrawn prior to the expiration of the Offer (excluding Shares issuable pursuant to the Stock Option Agreement, as defined in the Offer to Purchase). The Offer is also subject to other terms and conditions contained in the Offer to Purchase.

  In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than to the Depositary and the Information Agent (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary clerical and mailing expenses incurred in forwarding any of the enclosed materials to clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                      Very truly yours,

                                      [Georgeson & Company Inc. Logo]


  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

ENCLOSURES


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